Exhibit 10.1

May 10, 2021

Tom Castellano

[Address on file with Company]

USA

Dear Tom:

Congratulations on your promotion to Senior Vice President & Chief Financial Officer (SVP CFO). This letter amends and restates previous offer letters and is effective June 1, 2021.

The following is important information about your new position, benefits and rewards. I encourage you to review all materials thoroughly and contact me with questions.

1. Position: Your position is SVP CFO, reporting directly to John Chiminski, Chair and CEO, Catalent, Inc. As SVP CFO, you will continue as a member of Catalent’s Executive Leadership Team (ELT).

2. Pay: Your annualized base pay is $500,000. and paid bi-weekly. As a member of our ELT, your salary will be reviewed annually and adjusted if required based on market data.

3. Performance: Your performance reviews follow the standard annual review calendar for Catalent. Annual Goal and Objectives will be set and amended by the CEO as appropriate.

4. Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance.

a. You will continue to be eligible for participation in our short-term incentive plan, “Management Incentive Plan” (MIP). Your annual target incentive has increased to $400,000 effective July 1, 2021. Your actual MIP dollar value target will be reviewed annually and adjusted in the sole discretion of the company following a review of market data. Actual annual bonus payments are determined based upon the achievement of specific financial and management agenda objectives and your achievement of your personal goals and objectives.

b. You will continue to be eligible for participation in our Long-Term Incentive Plan (LTIP). Your target LTIP grant value will be $600,000. Your new LTIP target will be effective with the FY22-FY24 LTIP award scheduled to be granted in July 2021. Components of the award are proportionately 50% performance share units (PSUs), 30% stock options and 20% restricted stock units (RSUs), all to be granted in accordance with Catalent’s normal practices for LTlP awards to ELT members, which includes your execution of agreements with respect to each grant. Your LTIP annual grant value as well as the component mix will be reviewed annually and adjusted in the sole discretion of the company following a review of market data.

5. Severance: Your original separate severance agreement letter that provides you severance equal to your annual base salary and target annual MIP will continue, subject to the terms and conditions of the severance agreement.

6. Paid Time Off: You remain eligible for our eight (8) paid company holidays (New Year’s Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day). You are also eligible to receive up to 31 days of Paid Time Off (PTO) each calendar year. PTO includes vacation, sick and personal days, all of which need to be used during the calendar year as we do not permit carry over, unless required by the laws of the place where you are based.

7. Terms: Notwithstanding anything to the contrary in this offer letter, employment with Catalent is not for any definite period and is terminable, with or without notice, at the will of either you or the company at any time for any reason. There shall be no contract, express or implied, of employment.

8. Confidentiality: In accepting this offer, you reaffirm your commitment and understanding that you continue to be bound by the Confidentiality and Non-Compete terms set out in previous LTlP grants made to you.

9. Ethics: As a company founded on a core set of values, we expect you to continue to abide by and certify, as may be requested from time to time, your continued compliance with our Standards of Business Conduct.

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you have with the company (including any prior offer letter with the company or any predecessor entity) regarding your eligibility for rewards and benefits.

Please sign below to indicate your agreement to the terms of this letter.

If you have any questions, please feel free to call me at 732-537-6147 or Ricardo Pravda at 732-537-5909.

Sincerely yours,

/s/ John Chiminski

John Chiminski

Chief Executive Officer

Catalent Pharma Solutions, Inc.

cc:	Steven Fasman
Ricardo Pravda

I accept employment on the terms offered above:

/s/ Tom Castellano	5/10/2021
Tom Castellano	Date